Exhibit 99.1
PRESS RELEASE
For Release February 4, 2010
Contact:	Investor Relations (888) 343-8147
Website: www.bankmbank.com
Mackinac Financial Corporation Announces
2009 Results of Operations/Increased Franchise Value
(Manistique, Michigan) — Mackinac Financial Corporation (Nasdaq: MFNC), the holding company for mBank, has reported net income of $1.907 million, or $.56 per share, for the year ended December 31, 2009, compared to a net income of $1.872 million, or $.55 per share, for 2008. Weighted average shares outstanding amounted to 3,419,736 in 2009 and 3,422,012 in 2008.
The 2009 results include $1.208 million of gains related to branch office sales and $1.471 million of security gains. The 2008 results included the positive effect, $3.475 million of a lawsuit settlement and the negative effect, $.425 million, of a severance agreement.
Listed below are several key points relative to our 2009 results:
•	In 2009 book value per share increased by $.95 to $13.10. This marks the fourth consecutive year of increased shareholder value and a cumulative book value increase of $3.35 per share since the December 2004 recapitalization at $9.75 per share.

•	We grew bank deposits by $26 million, net after the sale of two branch offices with $30 million in core deposits. We experienced deposit growth in all of our markets, with $26 million in Northern Lower Michigan, $20 million in Southeast Michigan and $10 million in the Upper Peninsula. Most of our 2009 deposit growth occurred in low cost transactional accounts which grew by $41 million.

•	We continued to experience good loan demand with approximately $88 million of new loan production with a $14 million increase in loans outstanding, after reductions for amortization and payoffs. We were successful in producing loans in all of our markets but were less aggressive in Southeast Michigan where the recession is severe. Loan production totaled $44 million in the Upper Peninsula, $35 million in Northern Lower Michigan and $9 million in Southeast Michigan.

•	In 2009 mBank was recognized as the top SBA loan originator in the Upper Peninsula with 27 SBA transactions, totaling $7.4 million. mBank totals equated to seventh overall for the State of Michigan with 36 transactions and $13.2 million.

•	We improved our net interest margin from 3.20% in the fourth quarter of 2008 to 3.74% in 2009’s fourth quarter.

•	We continued to focus on enhancing our core earnings by controlling noninterest expense, increasing noninterest income and margin improvement. The combination of these three factors resulted in a decrease in our efficiency ratio from 86% in 2008 to 73% in 2009.

•	We had an increase in nonperforming assets from $7 million at 2008 year end to $21 million at the end of 2009. Despite the appearance of this increase, we do not have systematic loan issues. The increase for 2009 included three large credit relationships totaling $10 million, for which we believe we are adequately reserved. The nonperforming assets by region are as follows; $13 million in Southeast Michigan, $6 million in Northern Lower Michigan and $2 million in the Upper Peninsula.
Following is more detailed information concerning our 2009 results. We have also included, as a part of this release a “Five Year Overview” which illustrates the progress of MFNC in terms of key shareholder metrics, since the recapitalization which occurred in December 2004. As this overview depicts, throughout the national and state specific economic challenges over the past several years, we have continued to improve the core operating platform of MFNC.
In April of 2009, the Corporation, in an abundance of caution, decided to participate in the TARP program and issued $11 million of preferred stock. In order to offset the cost of the preferred, we infused a portion of the TARP proceeds, $3 million, into the Bank and leveraged this excess capital by purchasing approximately $40 million of investment securities. We funded the purchase of these investments by issuing brokered deposits. In December, we began the process of deleveraging this position in anticipation of narrowing spreads and recognized a fourth quarter security gain of $.827 million. This strategy has resulted in overall security gains in excess of $1 million.
The net income of $1.907 million, $.56 per share, along with an increase in the unrealized value of securities held for sale contributed to the 2009 overall increase in common shareholders’ equity of $3.233 million, or 7.8%. Paul Tobias, Chairman of MFNC, commenting on the overall results for 2009 stated, “Although our results in 2009 were stymied by a worsening national economy and the severe deterioration that occurred in the automotive industry and Michigan real estate markets, we still made significant progress to increase our franchise value. We were able to absorb increases in loan loss provisions, FDIC insurance premiums, and costs associated with higher levels of nonperforming assets and still post an overall increase in common shareholders’ equity which equated to $.95 per share.”
At 2009 year-end, the Corporation’s loans stood at $384.310 million, an increase of $14.030 million, or 3.79%, from 2008 year-end balances of $370.280 million. Total loan originations in 2009 amounted to $88.122 million. Loan amortization and principal payoffs totaled $60.415 million. A good portion of these payoffs pertained to loan relationships that no longer met our pricing or credit standards. Loan growth was primarily from the Upper Peninsula markets where the economy is more stable.
Total assets of the Corporation at December 31, 2009 were $515.377 million, an increase of $63.946 million, or 14.17% from total assets of $451.431 million reported at December 31, 2008.
Total deposits grew from $371.097 million at December 31, 2008, to $421.389 million at December 31, 2009, an increase of $50.292 million, or 13.55%. This increase is composed of an increase in wholesale brokered deposits of $24.288 million and an increase in bank deposits of $26.004 million. During 2009, we increased investment securities which were funded primarily with wholesale deposits that were priced lower than in-market deposits. In August of 2009 we completed the sale of $30 million in deposits including the bank facilities of two branch offices in Upper Michigan which resulted in a $1.208 million gain. Kelly George, President and Chief Executive Officer of mBank, commenting on the deposit growth and branch sales stated,” The sale of these branches tightened up our existing footprint in the Upper Peninsula and will allow us to concentrate on markets with higher growth potential, in addition to enabling the Corporation to strategically transition the Bank’s footprint into ‘commercial hubs’ of the Upper Peninsula to better allocate personnel resources and management time. We continue to focus our efforts on growing transactional accounts and were successful in growing demand, money market and NOW accounts in total from $121.413 million at 2008 year-end to $149.875 million at 2009 year-end.”
Net interest income for the year ended December 31, 2009 was $16.287 million compared to $12.864 million for the year ended December 31, 2008, an increase of $3.423 million. The margin percentage for 2009 was 3.59% compared to 3.23% in 2008 and 3.60% in 2007.
We recognize the importance of cost control, especially in times of economic slowdown. In 2009 our total noninterest expense was $13.802 million compared to $12.558 million in 2008 and $12.100 million in 2007. The increase in 2009 was primarily attributable to costs associated with higher levels of nonperforming assets and increased FDIC insurance premiums. Salaries and benefits were reduced from $6.886 million in 2008 to $6.583 million in 2009.
Nonperforming assets increased in 2009 as the economy continued to weaken, especially in Southeast Michigan. Nonperforming loans totaled $15.237 million, or 3.96% of total loans at December 31, 2009. Nonperforming assets at December 31, 2009, were $21.041 million, 4.08% of total assets, compared to $7.076 million or 1.57% of total assets at December 31, 2008. Kelly George commented, “The elevated level of nonperforming assets, while still below peers and manageable, does concern us given the challenges throughout the state. We do not have a systematic problem with our overall loan portfolio, with over 58%, $8.8 million, of our problem loans stemming from two credit relationships in Southeast Michigan that we continue to devote significant attention to in order to reduce nonperformers in a timely manner and with minimal income statement impact. In retrospect, these large loans appeared sound and adequately collateralized at inception however; as the economy worsened and real estate values declined, the borrowers have not been able to weather the storm. This in turn has led to a very cautious approach in all markets, but particularly in Southeast Michigan, which includes an emphasis on smaller loans and very conservative collateral valuations. We continue to focus on early identification and resolution of all our problem credits to minimize carrying costs, collateral deterioration and incremental loss.”
Shareholders’ equity totaled $55.299 million at December 31, 2009, compared to $41.552 million at the end of 2008, an increase of $13.747 million. This increase includes $10.5 million of preferred stock that was issued by MFNC as a TARP recipient, consolidated net income of $1.907 million, the capital contribution impact of stock options and also the increase in equity due to the increase in the market value of held-for-sale investments, which amounted to $.648 million.
Mr. Tobias concluded, “We will continue to consider all business combination options that would create shareholder value but we have built our business plan on resolving the existing asset quality problems, building core deposits and managing costs. We believe that our book value growth has been significant and franchise value will be recognized by the market when the perception of Michigan and the confidence in the asset quality component of banking improves.”
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $500 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 10 branch locations; six in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
Forward-Looking Statements
This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and

Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

	For The Years Ended December 31,
(Dollars in thousands, except per share data)	2009	2008

	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$515,377	$451,431
Loans	384,310	370,280
Investment securities	46,513	47,490
Deposits	421,389	371,097
Borrowings	36,140	36,210
Shareholders’ equity	55,299	41,552

Selected Statements of Income Data:
Net interest income	$16,287	$12,864
Income before taxes and preferred dividend	3,535	2,659
Net income	1,907	1,872
Income per common share — Basic	.56	.55
Income per common share — Diluted	.56	.55
Weighted average shares outstanding	3,419,736	3,422,012

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.59%	3.23%
Efficiency ratio	73.37	85.51
Return on average assets	.39	.44
Return on average equity	3.77	4.61

Average total assets	$493,652	$425,343
Average total shareholders’ equity	50,531	40,630
Average loans to average deposits ratio	92.99%	105.61%

Common Share Data at end of period:
Market price per common share	$4.64	$4.40
Book value per common share	$13.10	$12.15
Common shares outstanding	3,419,736	3,419,736

Other Data at end of period:
Allowance for loan losses	$5,225	$4,277
Non-performing assets	$21,041	$7,076
Allowance for loan losses to total loans	1.36%	1.16%
Non-performing assets to total assets	4.08%	1.57%
Number of:
Branch locations	10	12
FTE Employees	100	100

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2009	2008
	(unaudited)	(audited)
ASSETS

Cash and due from banks	$18,433	$10,112
Federal funds sold	27,000	—

Cash and cash equivalents	45,433	10,112

Interest-bearing deposits in other financial institutions	678	582
Securities available for sale	46,513	47,490
Federal Home Loan Bank stock	3,794	3,794

Loans:
Commercial	305,670	296,088
Mortgage	74,350	70,447
Installment	4,290	3,745

Total Loans	384,310	370,280
Allowance for loan losses	(5,225)	(4,277)

Net loans	379,085	366,003

Premises and equipment	10,165	11,189
Other real estate held for sale	5,804	2,189
Other assets	23,905	10,072

TOTAL ASSETS	$515,377	$451,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest-bearing deposits	$35,878	$30,099
Interest-bearing deposits:
NOW, Money Market, Checking	95,790	70,584
Savings	18,207	20,730
CDs<$100,000	59,953	73,752
CDs>$100,000	36,385	25,044
Brokered	175,176	150,888

Total deposits	421,389	371,097

Borrowings:
Federal funds purchased	—	—
Short-term	15,000	—
Long-term	21,140	36,210

Total borrowings	36,140	36,210
Other liabilities	2,549	2,572

Total liabilities	460,078	409,879

Shareholders’ equity:
Preferred stock — No par value:
Authorized 500,000 shares, no shares outstanding	10,514	—
Common stock and additional paid in capital — No par value
Authorized — 18,000,000 shares
Issued and outstanding — 3,419,736 shares	43,494	42,815
Accumulated deficit	198	(1,708)
Accumulated other comprehensive income (loss)	1,093	445

Total shareholders’ equity	55,299	41,552

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$515,377	$451,431

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007
	(unaudited)	(audited)	(audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$20,521	$22,555	$26,340
Tax-exempt	292	404	533
Interest on securities:
Taxable	2,783	1,293	1,100
Tax-exempt	19	5	—
Other interest income	93	305	722

Total interest income	23,708	24,562	28,695

INTEREST EXPENSE:
Deposits	6,431	10,115	13,224
Borrowings	990	1,583	2,054

Total interest expense	7,421	11,698	15,278

Net interest income	16,287	12,864	13,417
Provision for loan losses	3,700	2,300	400

Net interest income after provision for loan losses	12,587	10,564	13,017

OTHER INCOME:
Service fees	1,023	838	688
Net security gains	1,471	64	(1)
Net gains on sale of secondary market loans	830	120	498
Proceeds from settlement of lawsuits	—	3,475	470
Other	1,427	156	351

Total other income	4,751	4,653	2,006

OHER EXPENSES:
Salaries and employee benefits	6,583	6,886	6,757
Occupancy	1,385	1,374	1,272
Furniture and equipment	805	771	678
Data processing	862	844	785
Professional service fees	603	508	532
Loan and deposit	1,772	569	285
Telephone	187	170	228
Advertising	322	305	370
Other	1,283	1,131	1,193

Total other expenses	13,802	12,558	12,100

Income before provision for income taxes	3,536	2,659	2,923
Provision for (benefit of) income taxes	1,120	787	(7,240)

NET INCOME	$2,416	$1,872	$10,163

Preferred dividend expense	509	—	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,907	$1,872	$10,163

INCOME PER COMMON SHARE
Basic	$.56	$.55	$2.96

Diluted	$.56	$.55	$2.96

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
LOAN PORTFOLIO AND CREDIT QUALITY
(Dollars in thousands)
Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2009	2008
	(unaudited)	(unaudited)
Commercial Loans:
Real estate — operators of nonresidential buildings	$48,689	$41,299
Hospitality and tourism	45,315	35,086
Real estate agents and managers	24,242	29,292
Operators of nonresidential buildings	12,619	13,467
Other	150,214	145,831

Total Commercial Loans	281,079	264,975

1-4 family residential real estate	67,232	65,595
Consumer	4,290	3,745
Construction
Commercial	24,591	31,113
Consumer	7,118	4,852

Total Loans	$384,310	$370,280

Credit Quality (at end of period):

	December 31,	December 31,
	2009	2008
	(unaudited)	(unaudited)
Nonperforming Assets :
Nonaccrual loans	$14,368	$4,887
Loans past due 90 days or more	—	—
Restructured loans	869

Total nonperforming loans	15,237	4,887
Other real estate owned	5,804	2,189

Total nonperforming assets	$21,041	$7,076

Nonperforming loans as a % of loans	3.96%	1.32%

Nonperforming assets as a % of assets	4.08%	1.57%

Reserve for Loan Losses:
At period end	$5,225	$4,277

As a % of average loans	1.39%	1.18%

As a % of nonperforming loans	34.29%	87.52%

As a % of nonaccrual loans	36.37%	87.52%

Charge-off Information (year to date):
Average loans	$374,796	$361,324

Net charge-offs	$2,752	$2,169

Charge-offs as a % of average loans	.73%	.60%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
BALANCE SHEET (Dollars in thousands)

Total loans	$384,310	$384,100	$372,004	$370,776	$370,280
Allowance for loan losses	(5,225)	(4,081)	(4,119)	(4,793)	(4,277)

Total loans, net	379,085	380,019	367,885	365,983	366,003
Intangible assets	—	—	6	26	46
Total assets	515,377	513,180	506,304	466,375	451,431
Core deposits	209,828	200,541	202,892	196,860	195,165
Noncore deposits (1)	211,561	218,040	210,260	188,897	175,932

Total deposits	421,389	418,581	413,152	385,757	371,097
Total borrowings	36,140	36,140	36,210	36,210	36,210
Total shareholders’ equity	55,299	55,766	53,939	41,864	41,552
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736

AVERAGE BALANCES (Dollars in thousands)

Assets	$514,102	$513,687	$491,205	$454,740	$441,583
Loans	386,203	370,310	371,609	370,943	366,077
Deposits	418,280	419,102	401,510	372,669	358,213
Equity	55,665	54,594	49,855	41,813	41,516

INCOME STATEMENT (Dollars in thousands)

Net interest income	$4,431	$4,310	$4,051	$3,495	$3,330
Provision for loan losses	2,300	700	150	550	1,100

Net interest income after provision	2,131	3,610	3,901	2,945	2,230
Total noninterest income	1,503	2,418	439	391	308
Total noninterest expense	3,650	3,443	3,470	3,239	2,961

Income before taxes	(16)	2,585	870	97	(423)
Provision for income taxes	(22)	864	271	7	(171)

Net income	6	1,721	599	90	(252)

Preferred dividend expense	186	185	138	—	—

Net income available to common shareholders	$(180)	$1,536	$461	$90	$(252)

PER SHARE DATA

Earnings	$(.05)	$.45	$.13	$.03	$(.07)
Book value per common share	13.10	13.25	12.73	12.24	12.15
Market value, closing price	4.64	4.10	4.50	4.00	4.40

ASSET QUALITY RATIOS

Nonperforming loans/total loans	3.96%	3.00%	2.66%	3.52%	1.32%
Nonperforming assets/total assets	4.08	3.38	2.93	3.27	1.57
Allowance for loan losses/total loans	1.36	1.06	1.11	1.29	1.16
Allowance for loan losses/nonperforming loans	34.29	35.40	41.71	36.72	87.52

PROFITABILITY RATIOS

Return on average assets	(.14)%	1.19%	.38%	.08%	(.23)%
Return on average equity	(1.28)	11.16	3.71	.87	(2.42)
Net interest margin	3.74	3.66	3.58	3.35	3.20
Efficiency ratio	71.03	70.09	76.55	82.36	80.30
Average loans/average deposits	92.33	88.36	92.55	99.54	102.20

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.75%	9.74%	9.65%	7.86%	8.01%
Tier 1 capital to risk weighted assets	11.92	12.18	11.94	9.31	9.25
Total capital to risk weighted assets	13.17	13.19	13.00	10.56	10.38
Average equity/average assets	10.83	10.63	10.15	9.19	9.40
Tangible equity/tangible assets	10.83	10.87	10.65	8.97	9.20

(1)	Noncore deposits includesInternet CDs, brokered deposits and CDs greater than $100,000

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

MACKINAC FINANCIAL CORPORATION
FIVE YEAR OVERVIEW

Since the recapitalization, which occurred in December 2004, the book value of MFNC stock has increased by $3.35, or 34.5%.

Since the recapitalization, common shareholders’ equity has increased by a total of $11 million.	In April 2009, MFNC participated in the TARP program, receiving $11 million.

MACKINAC FINANCIAL CORPORATION
FIVE YEAR OVERVIEW

Through 2009, MFNC has achieved total loan production of $516 million, which contributed to overall net growth of $180 million, or 88% since the recapitalization in 2004.

Total assets have increased $176 million, or 52% since the recapitalization. Since the Corporation’s lowest level of assets, $299 million in 2005, we have grown assets by $217 million through 2009 year end.
Since the recapitalization, core deposits have grown a total of $79 million. Adjusting for the branch sales in 2007 and 2009, core deposit growth amounted to $118 million through 2009 year end.